Exhibit 10.5
                         EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (the "Agreement") is effective as of May 1, 1999 by and between FIRST SCIENTIFIC, INC., a Delaware corporation having its principal place of business at 1877 West 2800 South, Suite 200, Ogden, Utah 84401 ("First Scientific"), and RANDY HALES, a resident of Rockwell, Texas (the "Employee").

                             WITNESSETH:

     WHEREAS, First Scientific is engaged in the business of the formulation and sale of proprietary antibacterial and other products for the healthcare and beauty care industries; and

     WHEREAS, the Employee possesses knowledge and senior sales experience of substantial value to First Scientific's continued operations and expansion; and

     WHEREAS, First Scientific desires to establish its right to the services of the Employee in the capacity described below, on the terms and conditions and subject to the rights of termination hereinafter set forth, and the Employee is willing to accept such employment on such terms and conditions.

     NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Employee and First Scientific have agreed and do hereby agree as follows:

     1.    EMPLOYMENT AS VICE PRESIDENT, SALES AND MARKETING.
First Scientific does hereby employ, engage and hire the Employee as Vice President, Sales and Marketing of First Scientific, and the Employee does hereby accept and agree to such hiring, engagement and employment. The Employee's duties during the Employment Period (as that term is defined in Section 2 below) shall include such duties as are reasonably related to the Employee's skills and experience, as First Scientific's management and Board of Directors shall from time to time prescribe or as provided in First Scientific's policies. First Scientific's management and Board of Directors, in their sole and absolute discretion, shall determine the Employee's duties and responsibilities and may assign or reassign the Employee to such duties, responsibilities or positions as they deem in First Scientific's best interest; provided, however, that any such duties, responsibilities or positions shall be reasonably related to the Employee's skills and experience. The Employee shall devote a reasonable portion of his time, skills and efforts to the performance of his duties hereunder. The Employee shall also exercise due diligence and care in the performance of his duties under this Agreement.

     2.    EMPLOYMENT PERIOD.

           2.1 INITIAL TERM. The Employee shall be employed by the Company for the duties as set forth in Section 1 above for a twelve
(12) month period commencing on the date hereof and ending twelve
(12) months from the date hereof (the "Initial Term"), unless earlier terminated in accordance with the provisions of this Agreement.

           2.2  RENEWAL; EMPLOYMENT PERIOD DEFINED.  No later than sixty
(60) days prior to the expiration of the Initial Term, the parties hereto agree to meet and discuss in good faith the possibility of extending the term of this Agreement, on terms and conditions mutually acceptable to the parties, which shall include as material terms Employee's meeting the performane criteria set forth on Exhibit "A" attached hereto and hereby incorporated herein. If the parties agree to extend this Agreement at the expiration of the Initial Term, each such extension term is referred to herein as a "Renewal Term" and, collectively, as the "Renewal Terms." Neither
First Scientific nor the Employee shall be under any obligation to agree to any such extension or extensions and may refuse to extend or renew this Agreement for any or no reason whatsoever. The period of time commencing as of the date hereof and ending on the effective date of the termination of employment of the Employee under this or any successor Agreement is referred to herein as the "Employment Period."

     3.    COMPENSATION.

           3.1  COMPENSATION PACKAGE.   First Scientific shall pay the
Employee, and the Employee agrees to accept from First Scientific in full payment for his services and promises to First Scientific (specifically including the Employee's Covenant Not to Compete as set forth in Section 9 below),an annual compensation package as set forth below, payable in equal semi-monthly installments or at such other time or times as the Employee and First Scientific shall agree. The Employee's annual compensation package need not be renegotiated in the event this Agreement is extended or renewed pursuant to Section 2 above.

     The Employee's annual compensation package shall consist of the following:

      (a)  COMPENSATION.   Annual Salary:  $100,000 or a base salary
of $85,000, plus a sales bonus based on new customer revenue added to First Scientific sales (excluding current customers; National Boston Medical, Weldon Phillips, Johnson and Johnson, Sheffield Resource Network, Liquid Prosperity Group, Swire Loxley and Convatec.), as follows:

      *    3% on the first $500,000 in new customer revenue; plus
      *    2% on new customer revenue $500,000 - 1,000,000; plus
      *    1.5% on new customer revenue beyond $1,000,000.

      The bonus program will be subject to review and appropriate refinements and improvements for renewal terms, which likely will also include team bonus incentives that cover others engaged in maturing a successful order and contract (a team bonus may be implemented for the other players during the Initial Term).

      (b)  STOCK OPTIONS.   Subject only to an enabling board
resolution, the Employee will be granted stock options conveying 250,000 shares of First Scientific common stock. The options would vest as follows from the grant date (which is anticipated to be close to Employee's employment date).

                         Percentage     Number of
End of:                    Vested     Shares Vested
                         ----------   -------------
                Year I       40%        100,000
                Year II      30%         75,000
                Year III     30%         75,000

      The options will be granted pursuant to the First Scientific non-qualified stock option plan and subject to all the conditions and provisions of the plan.

      (c)  HEALTH INSURANCE PLAN.   First Scientific does not
currently have an employee medical health plan. Until such a plan is adopted, the Employee will be entitled to receive a monthly employee allowance of $250/month over and above any other compensation. An eventual plan will probably require some level of Employee premium participation. Typically, reasonably good family health plans in the Utah market, with a fair deductable and a 20% co-insurance provision, run $250 to $420/month. COBRA should negate any "pre-existing condition" problem.

      (d)  MOVING ALLOWANCE.   First Scientific shall provide a
one-time moving allowance of $10,000 to move the Employee's household provisions from Dallas to Utah, and will reimburse actual invoices paid up to that amount.

      (e) HOUSE HUNTING. Employee and spouse are eligible for one house hunting trip. All expenses, such as economy class air travel, hotel, car rental and meals will be reimbursed against proper receipts for up to five days, assuming mid-level, non-luxury hotels.


           3.2 VACATION. The Employee shall be entitled to ten (10) days of paid vacation and six (6) days of paid sick leave per year, with such vacation to be scheduled and taken in accordance with First Scientific's standard vacation policies.

     4. BUSINESS EXPENSES. The Employee will be entitled to reimbursement for all routine expenses incurred by the Employee in the normal course of his employment for and on behalf of First Scientific. Extraordinary expenses for which the Employee desires to receive reimbursement shall be approved in writing by First Scientific management.

     5.    DEATH OR DISABILITY.

           5.1 TERMINATION OF EMPLOYMENT. If the Employee becomes physically or mentally disabled while employed by First Scientific, and as a result thereof becomes unable to continue the proper performance of his duties hereunder, or if the Employee dies while employed by First Scientific, the Employee's employment hereunder shall automatically cease and terminate. Except for the proceeds from any life or disability income insurance which may be provided from time-to-time in the future by the Company for the Employee, in which case the Employee would be entitled to said benefits actually paid under such policy, First Scientific's obligation to pay any component of the Employee's compensation package pursuant to Section
3.1 above shall cease as of the date of the Employee's death, or, in the case of disability, the Employee's last day of active employment with First Scientific.

           5.2 DEFINITION OF DISABLED. The Employee shall be considered to be "disabled" for purposes of this Section 5, if, in the judgment of two (2) licensed physicians (one of whom shall be selected by the President of First Scientific and the other selected by the Employee
(or his personal representative)), the Employee is unable to perform his customary duties under this Agreement because of a physical or mental impairment or if the Employee is unable to perform his customary duties and responsibilities under this Agreement for one hundred twenty (120) days in any twelve (12) month period for any reason whatsoever; provided, however, that First Scientific shall only pay the Employee his compensation package as provided by
Section 3.1 above up to thirty (30) days during said disability period. The determination by such physicians shall be binding and conclusive for all purposes. Upon the expiration of the one hundred twenty (120) days, First Scientific may, in its sole discretion, terminate this Agreement.

     6.    TERMINATION BY FIRST SCIENTIFIC.

           6.1  TERMINATION FOR REASONABLE CAUSE.   First Scientific may
terminate this Agreement at any time before the last day of the Initial Term, or before the last day of any Renewal Term if this Agreement is renewed on the mutual agreement of the parties, for "reasonable cause," as determined by the Managing Members of First Scientific in the exercise of its reasonable business judgment. The term "reasonable cause" as used herein shall mean:

           (a) The failure of the Employee to discharge or perform his duties and obligations promptly and in good faith under this Agreement and with due diligence and care or to meet the objectives agreed to and set forth on Exhibit "A" to this Agreement;

           (b) The refusal of the Employee to implement or adhere to lawful or reasonable policies or directives of First Scientific's Board of Directors;

           (c) Conduct of a criminal nature having an adverse impact on First Scientific's reputation and standing in the industry or community;

           (d) Conduct in violation of the Employee's common law duty of loyalty and fiduciary duty owed to First Scientific;

           (e) Fraudulent conduct in connection with the business or affairs of First Scientific, regardless of whether such conduct is designed to defraud First Scientific or others; or

           (f) Conduct in violation of any provision of this Agreement or any other agreement or contract with First Scientific.

The existence of reasonable cause shall be conclusively determined by First Scientific's Board of Directors. If the Employee's employment is terminated for any of the reasons specified in subparagraphs (c), (d), or (e) above, the Employee's employment may be terminated immediately without any advance notice whatsoever.
The Employee's employment may be terminated for any of the reasons specified in subparagraphs (a), (b) or (f) above, the Employee shall be entitled to receive ten (10) days advance written notice of termination. If the Employee's employment is terminated pursuant to this Section 6.1, First Scientific's obligation to pay the Employee's compensation package as determined pursuant to Section
3.1 above shall cease as of the Employee's last day of work.

           6.2 NORMAL TERMINATION. This Employment Agreement shall automatically terminate on the expiration of the Initial Term without any notice from either party hereto, unless the parties mutually agree in writing in advance to extend or renew this Agreement for an additional Renewal Term, although performance criteria in Exhibit "A" may be modified. If the parties agree to extend or renew this Agreement, this Agreement, as extended or renewed, shall automatically terminate as of the last day of each Renewal Term, without any notice from either party hereto, unless the parties mutually agree in writing in advance to extend this Agreement for an additional Renewal Term as provided herein.

           6.3 DISCOUNTINUANCE OF OPERATIONS. First Scientific may terminate this Agreement at any time if First Scientific discontinues its operations and liquidates, becomes insolvent, voluntarily files for protection under the Bankruptcy Code, files any petition or action in bankruptcy or insolvency or files for the appointment of a receiver or trustee or for the assignment of its assets for the benefit of its creditors. First Scientific specifically reserves the right to discontinue its operations at any time and for any reason whatsoever in the exercise of the reasonable business judgment of its Board of Directors.

           6.4 FINAL COMPENSATION PAYMENTS. First Scientific's obligation to pay the Employee's compensation package pursuant to
Section 3.1 above shall terminate as of the last day of the Initial Term, or as of the last day of any Renewal Term if this Agreement is extended or renewed by the mutual written agreement of the parties hereto, or on the day properly specified in any notice of termination issued pursuant to any of the preceding paragraphs of this Section 7.

     7. TERMINATION BY THE EMPLOYEE. The Employee may terminate this Agreement at any time before the last day of the Initial Term, or before the last day of any Renewal Term if this Agreement is renewed by the mutual agreement of the parties, if First Scientific materially breaches this Agreement, and if said breach is not cured within thirty (30) days of receipt of written notice of the breach hereof.

     8. EFFECT OF TERMINATION; SURVIVAL. Upon the proper termination of this Agreement by First Scientific or by the Employee as provided herein, this Agreement shall thereupon be and become void and of no further force or effect, except that the Covenant Not to Compete set forth in Section 9 below and the Proprietary Information provision set forth in Section 10 below shall survive any said termination and shall continue to bind the Employee for the period of time stated therein, and, in addition, the dispute resolution procedures set forth in Section 16 below shall continue to govern all disputes arising hereunder (except as set forth therein), the representations and warranties set forth in Section 18 below shall continue in full force and effect. Any payments due pursuant to the terms of this Agreement for services rendered prior to the termination of this Agreement shall be made as otherwise provided herein.

     9. EMPLOYEE'S COVENANT NOT TO COMPETE. The Employee acknowledges that he will serve as the Vice President, Sales and Marketing of First Scientific and in such capacity the Employee will be First Scientific's representative with clients, customers, suppliers, investors and the potential clients, customers, suppliers and investors in, of and to First Scientific. The Employee also acknowledges that he will have access to confidential information about First Scientific and its actual and potential clients, customers, suppliers, and investors and that he will have access to other "Proprietary Information" (as that term is defined in Section
10.3 below) acquired by First Scientific at the expense of First Scientific for use in its business. The Employee has and will develop in the course of his employment substantial contacts and experience in and possesses special, unique and extraordinary skills and knowledge related to all aspects of First Scientific's business.
 The Employee's professional skills and services to First Scientific and the contact base which he now has and will develop in the course of his employment are special, unique and extraordinary, and the continued success of First Scientific is highly dependent upon the Employee's discharge of his duties and responsibilities as provided herein. Accordingly, by execution of this Agreement:

            9.1 DURATION OF COVENANT. The Employee agrees that during the Employment Period and for a period of twelve (12) months following Employee's termination of employment with First Scientific for any reason whatsoever (whether such termination shall be voluntary or involuntary), unless such termination is the direct result of or a response to a material breach of the Agreement by First Scientific, the Employee shall not violate the provisions of
Section 9.2 below. The Employee agrees that the twelve (12) month period referred to in the immediately preceding sentence shall be extended by the number of days included in any period of time during which the Employee is or was engaged in activities constituting a breach of Section 9.2 below.

           9.2 PROHIBITED COMPETITIVE ACTIVITIES. During the time period specified in Section 9.1 above, the Employee shall not:

           (a) Directly or indirectly own, operate, manage, consult with, control, participate in the management or control of, be employed by, design, schedule or conduct marketing programs for, maintain, or continue any interest whatsoever in any company, corporation, partnership, entity or person that intends to engage in or that is engaged, directly or indirectly in the business of the company;

           (b) Directly or indirectly solicit any client, customer, supplier, investor in, of, to and from First Scientific for any company, corporation, partnership, entity or person other than for and on behalf of First Scientific in connection with the executive and managerial duties delegated to the Employee pursuant to this Agreement.

           9.3 NEED FOR COVENANT AND LEGAL REMEDIES. The Employee expresses, agrees, and acknowledges that the Covenant Not to Compete contained in this Section 9 is necessary for First Scientific's protection because of the nature and scope of First Scientific's business and the Employee's position with and the scope of the duties and responsibilities delegated to the Employee by First Scientific. Further, the Employee acknowledges that, in the event of his breach of this Covenant Not to Compete, money damages will not sufficiently compensate First Scientific for its injury caused thereby, and the Employee accordingly agrees that in addition to such money damages, the Employee may be restrained and enjoined from any continuing breach of this Covenant Not to Compete without any bond or other security being required by any court. The Employee acknowledges that any breach of this Covenant Not to Compete will result in irreparable damage, harm and injury to First Scientific.

           9.4 ACKNOWLEDGMENTS BY THE EMPLOYEE. The Employee expressly agrees and acknowledges as follows:

           (a) This Covenant Not to Compete is reasonable as to time and geographical scope and area, and does not place any unreasonable burden on the Employee.

           (b) The general public will not be harmed as a result of enforcement of this Covenant Not to Compete.

           (c) The Employee has requested or has had the opportunity to request that his personal legal counsel review this Covenant Not to Compete.

           (d) The Employee understands and hereby agrees to each and every term and condition of this Covenant Not to Compete.

     10.   PROPRIETARY INFORMATION.

           10.1 RETURN OF PROPRIETARY INFORMATION. Upon the termination of this Agreement for any reason whatsoever, the Employee shall immediately turn over to First Scientific any and all Proprietary
Information (as that term is defined in Section 10.3 below).  The
Employee shall have no right to retain any copies of any material qualifying as Proprietary Information for any reason whatsoever after the termination of his employment hereunder without the express written consent of First Scientific.

           10.2 NON-DISCLOSURE. It is understood and agreed that, in the course of his employment hereunder and through his activities for and on behalf of First Scientific, the Employee will receive, deal with, and have access to First Scientific's Proprietary Information and that the Employee holds said First Scientific's Proprietary Information in trust and confidence for First Scientific. The
Employee agrees that he will not, during the term of this Agreement or thereafter, in any fashion, form or manner, directly or indirectly, retain, make copies of, divulge, disclose or communicate to any person, company, partnership or entity, in any manner whatsoever, except when necessary or required in the normal course of the Employee's employment hereunder and for the benefit of First Scientific or with the express written consent of First Scientific, any of First Scientific's Proprietary Information or any information of any kind, nature, or description whatsoever concerning any matters affecting or relating to First Scientific's business or affairs.

           10.3 PROPRIETARY INFORMATION DEFINED. For purposes of this Agreement, "Proprietary Information" shall not include Employee's contributions to First Scientific as set forth in Exhibit "A," which is attached hereto and by this reference made a part hereof, but shall mean and include the following: (a) the identity of actual or potential clients, customers, suppliers, or investors in, of, or to First Scientific; (b) any written, typed or printed lists or other materials identifying actual or potential clients, customers, suppliers or investors in, of, or to First Scientific; (c) any financial or other information supplied to First Scientific by actual or potential clients, customers, suppliers or investors; (d) any and all data or information involving the techniques, programs, methods, customers, suppliers, investor or other contacts employed by First Scientific in the conduct of its business; (e) any lists, documents, manuals, records, forms or other materials used by First Scientific in the conduct of its business; (f) any descriptive materials describing the methods and procedures employed by First Scientific in the conduct of its business; and (g) any other secret or confidential information concerning First Scientific's business or affairs. The terms "list," "document," or their equivalent, as used in this Section 10.3, are not limited to a physical writing or compilation, but also include electronic media and any and all other information whatsoever regarding the subject matter of the "list" or "document", whether or not such compilation has been reduced to writing.

     11. TERMINATION OF PRIOR AGREEMENTS. This Agreement terminates and supersedes any and all prior agreements and understandings between the parties hereto with respect to employment or with respect to any form of direct or indirect compensation of the Employee by First Scientific. Notwithstanding this provision, the Employee agrees to execute contemporaneously with this Employment Agreement an "Employee, Director, Consultant Proprietary Information Agreement" in the form attached hereto as Exhibit "B", which will survive this paragraph 11 and this Agreement.

     12. ASSIGNMENT. This Agreement is personal in nature and neither of the parties hereto shall, without the prior written consent of the other, assign or transfer this Agreement or any of the rights or obligations hereunder; provided, however, that in the event of the merger, consolidation, or sale of all or substantially all of the assets of First Scientific with or to any other company, corporation, partnership, entity or person, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all of the promises, covenants, duties, and obligations of First Scientific hereunder.

     13. GOVERNING LAW. Except as provided in Section 16.3 below, this Agreement shall be governed in all respects, whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of Utah, and no action involving this Agreement or the enforcement of any mediation or arbitration award thereunder may be brought in any judicial forum except in the Second District Court of Utah or in the Federal District Court for the District of Utah.

     14. ENTIRE AGREEMENT. This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope and may be modified only in a writing signed by both parties.

     15. WAIVER. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of any such term, covenant or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed to constitute a waiver or relinquishment of such right or power at any other time or times.

     16.   DISPUTE RESOLUTION PROCEDURES.

           16.1 CONSULTATION. Any dispute to be resolved pursuant to the employment relationship created by this Agreement shall be resolved as follows:

           (a) The complaining party shall write a description of the facts giving rise to the dispute and shall send it to the other party as provided in this Agreement for the delivery of notices. This description shall explain the nature of the problem and refer to the relevant Sections of this Agreement on which the complaint is based. The complaining party shall also set forth a proposed solution to the problem, including a specific time frame within which the parties must act.

           (b) The party receiving the description must respond in writing within fifteen (15) days after receipt of the description with an explanation, including references to the relevant Sections of this Agreement and a response to the proposed solution.

           (c) Not more than ten (10) days after receipt of the response referenced in Section 16.1(b) above, the parties must meet and discuss options for resolving the dispute. The complaining party must initiate the scheduling of this meeting.

           16.2 MEDIATION. If the meeting does not resolve the dispute, then a settlement conference shall be held in Weber County, Utah, not more than thirty (30) days after the unsuccessful meeting. The complaining party must initiate the scheduling of the conference.
The parties shall try to agree on a retired judge of the Second
District Court, in and for Weber County, State of Utah, to mediate the conference. If the parties are unable to agree on a retired judge, they shall ask Judicial Arbitration & Mediation Services,
Inc. ("JAMS") to provide a list of three such retired judges who are available and each party shall strike one (1) of such retired judges. The remaining retired judge shall serve as the mediator at the settlement conference.

           16.3 ARBITRATION.  Any dispute not resolved pursuant to
Section 16.1 or 16.2 above shall, if demanded by either party, be finally resolved and determined by binding arbitration in the County of Weber, State of Utah, under the administration of JAMS in accordance with the law of the State of Utah and the JAMS Rules of Practice and Procedure for the Arbitration of Commercial Disputes (collectively, the "Rules").

           (a) Proceedings. Subject to appropriate protective orders, the parties to the arbitration shall facilitate the arbitration by: (1) making available to one another and to the arbitrator for inspection, copying and extraction all documents, books, records under the control of such party that are relevant to the subject matter of the arbitration proceeding; (2) conducting arbitration hearings to the greatest extent possible on successive days; (3) observing strictly the periods established by the Rules or by the arbitrator for the submission of evidence or briefs; and (4) making reasonably available to one another in arbitration discovery and to the arbitrator all personnel who are under the control of such party or who control such party and who have information relevant to the arbitration proceeding.

           (b) In the arbitration proceeding, depositions may be taken and discovery obtained in accordance with the Rules. The arbitrator, in his discretion, may impose sanctions to enforce discovery and may limit discovery.

           (c) Until the arbitration award is rendered, neither party to the arbitration proceeding shall have any right to apply to or appeal to any court in connection with any question of law arising in the course of the arbitration proceeding except to enforce arbitration, provided that either such party may apply to any court for (1) an injunction or other provisional or interim relief in support of arbitration or pursuant to Section 16.3(b) above, and any such application shall not be deemed incompatible with or a waiver of the agreement to arbitrate, or (2) a temporary restraining order, preliminary injunction or other interim relief to enforce this Agreement, provided that the decision to award permanent injunctive relief shall be determined by arbitration.

           (d) Any award rendered by the arbitrator shall be final and binding upon each party to the arbitration proceeding and judgment on the award may be entered in any court of competent jurisdiction in Weber County, State of Utah. The arbitration award, where appropriate, may be enforced by such court through injunctive or other equitable relief, as well as being enforced at law, including the awarding of damages. The arbitrator also may issue decisions for interim, interlocutory, provisional or partial relief, including temporary restraining orders, preliminary injunctions, orders to compel discovery, orders of attachment and protective orders, any of which may be enforced as an arbitration award by any court of competent jurisdiction. Any arbitration award for money shall be made and shall be payable in U.S. dollars. The arbitrator may award interest from the date of any breach of this Agreement and shall fix the rate of interest on any amount awarded from the date of the award to the date the award is paid in full.

     17. INTERPRETATION; SEVERABILITY. The headings and captions used in this Agreement are for convenience only and shall not be considered in interpreting this Agreement. Notwithstanding any rule or maxim of construction to the contrary, any ambiguity or uncertainty in this Agreement shall not be construed against either of the parties hereto based upon authorship of any of the provisions hereof. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute, law, rule or public policy, then only the portions of this Agreement that violate such statute, law, rule or public policy shall be stricken. All portions of this Agreement that do not violate any statute, law, rule or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

     18.   REPRESENTATIONS AND WARRANTIES.

           18.1 As of the date hereof, the Employee represents and warrants to First Scientific as follows:

           (a) The Employee has received all required approvals and consents necessary to enter into and perform the services required under this Agreement.

           (b) There is no pending or threatened litigation or proceedings against the Employee, except as previously disclosed to the Company in writing.

           18.2 As of the date hereof, First Scientific represents and warrants to the Employee as follows:

           (a) First Scientific has received all required approvals and consents necessary to enter into and perform under this Agreement. To the best of First Scientific's knowledge, there is no pending or threatened litigation or proceedings against First Scientific.

           (b) First Scientific is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware with all requisite corporate power and authority to own its assets and carry on its business as now owned and as now conducted, respectfully.

           (c) There is no pending or threatened litigation or proceedings against the Intellectual Property Rights (as that term is defined below). For purposes of this Section 19.2, "Intellectual Property Rights" shall include any information, materials, technical data or know-how, including, but not limited to, that which relates to research, development, market demographics, products, formulas, services, inventions, processes, formulations, extracts, techniques, strategies, hardware, equipment, methods, designs, software, drawings, marketing sources, information, investor, contacts, opportunities, and/or contracts or trade secrets.

     19. ATTORNEY'S FEES. If either party incurs any attorney's fees in order to enforce the terms and conditions of this Agreement, whether or not a legal action or an arbitration proceeding is instituted, the party not in breach shall be entitled to reimbursement for all attorney's fees and costs, in addition to any other remedies such party may have at law or in equity.

     20. NOTICES. All notices, requests, consents, and other communications hereunder will be in writing and will be deemed to have been delivered on the date personally delivered, upon receipt of a telecopy or telex, or three (3) days following the date mailed first class, registered or certified mail, postage prepaid, if addressed to the other party at the address first set forth above or at such new address as may have previously been communicated to the other party pursuant to this Section 20.

     IN WITNESS WHEREOF, the parties hereto have entered into this Agreement effective as of the date first-above written.

FIRST SCIENTIFIC:             FIRST SCIENTIFIC, INC.



                       By: /s/ Douglas R. Warren
                       ---------------------------
                       Its:  President




THE EMPLOYEE:
                       /s/ Randy Hales
                       ---------------------------
                       Randy Hales